As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333-186669

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARIN SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	7372	20-4647180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

123 Mission Street, 25th Floor

San Francisco, California 94105

(415) 399-2580

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher A. Lien

Founder, Chief Executive Officer and Director

Marin Software Incorporated

123 Mission Street, 25th Floor

San Francisco, California 94105

(415) 399-2580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. Michael A. Brown, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Rashmi Garde, Esq. General Counsel Marin Software Incorporated 123 Mission Street, 25th Floor San Francisco, California 94105 (415) 399-2580	Douglas D. Smith, Esq. Stewart L. McDowell, Esq. Gibson Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105 (415) 393-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purposes of updating the table in Item 13 of Part II of the Registration Statement (Commission File No. 333-175393), filing Exhibits 1.1 and 4.1 to the Registration Statement and amending the disclosures in Item 16 of Part II of the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount Paid or to be Paid
SEC registration fee	$14,275
FINRA filing fee	16,198
New York Stock Exchange listing fee	122,316
Blue sky qualification fees and expenses	5,000
Printing and engraving expenses	375,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	1,000,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	347,211

Total	$2,900,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective upon the closing of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the closing of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to Section 9 of the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement.	1.1
Form of Restated Certificate of Incorporation to be effective upon the closing of this offering.	3.2
Form of Restated Bylaws to be effective upon the closing of this offering.	3.4
Amended and Restated Investors Rights Agreement dated January 25, 2012 among the Registrant and certain of its stockholders, as amended.	4.2
Form of Indemnification Agreement.	10.1

Item 15. Recent Sales of Unregistered Securities.

Since March 1, 2010 and through February 28, 2013, the Registrant has issued and sold the following securities:

1. Since March 1, 2010 and through February 28, 2013, the Registrant has granted to its directors, officers, employees and consultants options to purchase 5,243,913 shares of common stock under its 2006 Equity Incentive Plan with per share exercise prices ranging from $0.8246 to $12.15, and has issued 535,368 shares of common stock upon exercise of such options. These transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

2. In May 2010, the Registrant sold an aggregate of 2,022,239 shares of the Registrant’s Series D convertible preferred stock at a purchase price of $5.5351 per share for an aggregate purchase price of $11.2 million to 23 purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Regulation D promulgated under the Securities Act.

3. In March and April 2011, the Registrant sold an aggregate of 1,743,940 shares of the Registrant’s Series E convertible preferred stock at a purchase price of $9.1949 per share for an aggregate purchase price of $16.0 million to 29 purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Regulation D promulgated under the Securities Act.

4. In October 2011, the Registrant issued a warrant to purchase 57,378 shares of the Registrant’s common stock to a consultant that represented to us that it was an accredited investor with an exercise price of $2.70 per share. The consultant exercised this warrant in full for cash that same month. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act.

5. In December 2011, the Registrant issued a warrant to purchase 36,900 shares of the Registrant’s common stock to a lender of the Registrant with an exercise price of $2.70 per share. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act.

6. In January 2012, the Registrant sold an aggregate of 2,804,788 shares of the Registrant’s Series F convertible preferred stock at a purchase price of $12.2962 per share for an aggregate purchase price of $34.5 million to 30 purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Regulation D or Regulation S promulgated under the Securities Act.

7. In November 2012, the Registrant sold an aggregate of 1,478,064 shares of the Registrant’s Series F-1 convertible preferred stock at a purchase price of $13.5312 per share for an aggregate purchase price of $20.0 million to 33 purchasers that represented to us that they were sophisticated accredited investors and qualified institutional buyers. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation S promulgated under the Securities Act.

8. In December 2012, the Registrant issued a warrant to purchase 26,513 shares of the Registrant’s common stock to a lender of the Registrant with an exercise price of $12.15 per share. This transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

1.1	Form of Underwriting Agreement.					X

3.1	Restated Certificate of Incorporation.	S-1	333-186669	3.1	3/11/2013

3.2	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.	S-1	333-186669	3.2	3/4/2013

3.3	Amended and Restated Bylaws, as currently in effect.	S-1	333-186669	3.3	2/13/2013

3.4	Form of Restated Bylaws to be effective upon closing of this offering.	S-1	333-186669	3.4	3/4/2013

4.1	Form of Common Stock Certificate.					X

4.2	Amended and Restated Investors Rights’ Agreement, dated as of January 25, 2012, by and among the Registrant and certain of its stockholders, as amended.	S-1	333-186669	4.2	2/13/2013

5.1	Opinion of Fenwick & West LLP.	S-1	333-186669	5.1	3/11/2013

10.1	Form of Indemnification Agreement.	S-1	333-186669	10.1	3/4/2013

10.2	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-186669	10.2	2/13/2013

10.3	2013 Equity Incentive Plan and forms of stock option agreement, stock option exercise agreement, restricted stock agreement and restricted stock unit agreement.	S-1	333-186669	10.3	3/4/2013

10.4	2013 Employee Stock Purchase Plan and form of subscription agreement.	S-1	333-186669	10.4	3/4/2013

10.5	Offer Letter, dated as of June 15, 2006, by and between the Registrant and Joseph Chang.	S-1	333-186669	10.5	2/13/2013

10.6	Office Lease, dated as of January 7, 2011, by and between the Registrant and 123 Mission, LLC, as amended.	S-1	333-186669	10.6	2/13/2013

10.7	Master Services Agreement, dated as of August 3, 2009, by and between the Registrant and Switch Communications Group L.L.C.	S-1	333-186669	10.7	2/13/2013	.

Exhibit Number	Description of Document	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

10.8	Amended and Restated Loan and Security Agreement, dated as of December 9, 2011, by and among the Registrant, Marin Software Limited and Silicon Valley Bank, as amended.	S-1	333-186669	10.8	2/13/2013

10.9	Form of Severance and Change in Control Agreement between the Registrant and each of the executive officers.	S-1	333-186669	10.9	3/11/2013

21.1	Subsidiaries of the Registrant.	S-1	333-186669	21.1	2/13/2013

23.1	Consent of independent registered public accounting firm.	S-1	333-186669	23.1	3/11/2013

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).	S-1	333-186669	23.2	3/11/2013

24.1	Power of Attorney.	S-1	333-186669	24.1	2/13/2013

(b) Financial Statement Schedule.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Marin Software Incorporated

Our audits of the financial statements referred to in our report dated March 4, 2013 appearing in Amendment No. 1 to Registration Statement on Form S-1 of Marin Software Incorporated also included an audit of the financial statement schedule listed in Item 16 (b) of this registration statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/PricewaterhouseCoopers LLP

San Jose, California

March 4, 2013

Schedule II Valuation and Qualifying Accounts is filed as part of this Registration Statement on Form S-1 and should be read in conjunction with the consolidated financial statements or notes thereto.

MARIN SOFTWARE INCORPORATED

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Tax Valuation Allowance	Balance at Beginning of Period	Tax Valuation Allowance Charged to Income Tax Provision	Tax Valuation Allowance Credited to Income Tax Provision	Balance at End of Period
Year ended December 31, 2012 income tax valuation allowance	$18,858	$10,951	$—	$29,809
Year ended December 31, 2011 income tax valuation allowance	12,018	6,840	—	18,858
Year ended December 31, 2010 income tax valuation allowance	8,204	3,814	—	12,018

All other schedules have been omitted because the required information is included in the consolidated financial statements or the notes thereto, or is not applicable or required.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 15th day of March, 2013.

MARIN SOFTWARE INCORPORATED

By:	/s/ Christopher A. Lien
Christopher A. Lien Founder, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher A. Lien Christopher A. Lien	Founder, Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2013

/s/ John A. Kaelle John A. Kaelle	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 15, 2013

* Paul R. Auvil III	Director	March 15, 2013

* L. Gordon Crovitz	Director	March 15, 2013

* Bruce W. Dunlevie	Director	March 15, 2013

* Donald P. Hutchison	Director	March 15, 2013

*By:	/s/ Christopher A. Lien Christopher A. Lien	Attorney-in-fact	March 15, 2013

EXHIBIT INDEX

Exhibit Number	Description of Document	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

1.1	Form of Underwriting Agreement.					X

3.1	Restated Certificate of Incorporation.	S-1	333-186669	3.1	3/11/2013

3.2	Form of Restated Certificate of Incorporation to be effective upon closing of this offering.	S-1	333-186669	3.2	3/4/2013

3.3	Amended and Restated Bylaws, as currently in effect.	S-1	333-186669	3.3	2/13/2013

3.4	Form of Restated Bylaws to be effective upon closing of this offering.	S-1	333-186669	3.4	3/4/2013

4.1	Form of Common Stock Certificate.					X

4.2	Amended and Restated Investors Rights’ Agreement, dated as of January 25, 2012, by and among the Registrant and certain of its stockholders, as amended.	S-1	333-186669	4.2	2/13/2013

5.1	Opinion of Fenwick & West LLP.	S-1	333-186669	5.1	3/11/2013

10.1	Form of Indemnification Agreement.	S-1	333-186669	10.1	3/4/2013

10.2	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement.	S-1	333-186669	10.2	2/13/2013

10.3	2013 Equity Incentive Plan and forms of stock option agreement, stock option exercise agreement, restricted stock agreement, and restricted stock unit award agreement.	S-1	333-186669	10.3	3/4/2013

10.4	2013 Employee Stock Purchase Plan and form of subscription agreement.	S-1	333-186669	10.4	3/4/2013

10.5	Offer Letter, dated as of June 15, 2006, by and between the Registrant and Joseph Chang.	S-1	333-186669	10.5	2/13/2013

10.6	Office Lease, dated as of January 7, 2011, by and between the Registrant and 123 Mission, LLC, as amended.	S-1	333-186669	10.6	2/13/2013

10.7	Master Services Agreement, dated as of August 3, 2009, by and between the Registrant and Switch Communications Group L.L.C.	S-1	333-186669	10.7	2/13/2013

10.8	Amended and Restated Loan and Security Agreement, dated as of December 9, 2011, by and among the Registrant, Marin Software Limited and Silicon Valley Bank, as amended.	S-1	333-186669	10.8	2/13/2013

10.9	Form of Severance and Change in Control Agreement between the Registrant and each of the executive officers.	S-1	333-186669	10.9	3/11/2013

Exhibit Number	Description of Document	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

21.1	Subsidiaries of the Registrant.	S-1	333-186669	21.1	2/13/2013

23.1	Consent of independent registered public accounting firm.	S-1	333-186669	23.1	3/11/2013

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).	S-1	333-186669	23.2	3/11/2013

24.1	Power of Attorney.	S-1	333-186669	24.1	2/13/2013